Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Sterling Financial Corporation for the registration of 800,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements of Sterling Financial Corporation, Sterling Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sterling Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania July 20, 2006